Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of BeyondSpring Inc. on Form F-3 (File No. 333-257639) and Form S-8 (File Nos. 333-216639 and 333-240082), of our report dated April 29, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of BeyondSpring Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 20-F of BeyondSpring Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

April 29, 2024